Exhibit 10.3

AWARD TERMS OF DEFERRED STOCK UNITS

GRANTED TO A NONEMPLOYEE DIRECTOR

UNDER THE CHEMOURS COMPANY EQUITY AND INCENTIVE PLAN

Introduction

You have been granted vested Deferred Stock Units (the “Award”) under The Chemours Company Equity and Incentive Plan (the “Equity and Incentive Plan”) in accordance with your Annual Deferral Election Form (the “Deferral Election Form”) under The Chemours Company Stock Accumulation and Deferred Compensation Plan for Directors (the “Deferred Compensation Plan” and, together with the Equity and Incentive Plan, the “Plans”).  The Award is subject to these Award Terms and the terms of the Plans and your Deferral Election Form, which are hereby incorporated by reference.  For purposes of the Equity and Incentive Plan, the Award shall be considered an “Other Stock-Based Award.”  To the extent that an Award Term conflicts with the Plans, the Plans shall govern.  Unless otherwise defined herein, the terms defined in the Equity and Incentive Plan shall have the same defined meanings in these Award Terms, including any appendices to these Award Terms (hereinafter, collectively referred to as the “Agreement”).  A copy of the Deferred Compensation Plan and your Deferral Election Form are available upon request.  A copy of the Equity and Incentive Plan, and related materials, such as the Equity and Incentive Plan prospectus, are available upon request or on the Merrill Lynch website at:

www.benefits.ml.com

Date of Grant[        ] (“Date of Grant”)

Type of AwardDeferred Stock Units

Number of Deferred
Stock Units Awarded[        ]

Dividend Equivalents

Dividends payable on the shares of Stock represented by your Deferred Stock Units (including whole and fractional Deferred Stock Units) will be allocated to your account in the form of additional Deferred Stock Units (whole and fractional) based upon the closing Stock price on the date of the dividend payment.  Any such additional Deferred Stock Units will be subject to the same terms and conditions as the Deferred Stock Units to which they relate.

Vesting	The Award is 100% vested.

Shareholder Rights

Deferred Stock Units are not shares of Stock.  They represent an unfunded and unsecured right to receive shares of Stock upon settlement.  Until the Deferred Stock Units are settled, you will not have any voting rights, the right to receive dividends (but you will have the right to receive additional Deferred Stock Units to the extent dividends are paid, as described above) or other rights of a shareholder.

Settlement

The Deferred Stock Units will be settled (meaning one share of Stock will be issued to you or your beneficiary (or estate, if there is no beneficiary), as applicable, for each Deferred Stock Unit, with any fractional Deferred Stock Unit paid in cash) on the distribution date or event you elected in your Deferral Election Form, or if earlier, as soon as practicable after your death.  The value of any fractional Deferred Stock Unit will be based on the closing price of a share of Stock on the Deferred Stock Unit settlement date.

Taxes

The Deferred Stock Units are subject to various taxes upon settlement.  For U.S. residents, the Company is not required nor does it withhold taxes relating to the Deferred Stock Units; however, the Company will report proceeds on a Form 1099-MISC.  You are encouraged to consult a tax professional on more specifics.

Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Appendix

Notwithstanding any provisions in these Award Terms, the Deferred Stock Units shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and provisions as set forth in Appendix B for your country, if any.  Moreover, if you relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  Appendix A and B constitute part of these Award Terms.

Imposition of Other
Requirements

The Company reserves the right to impose other requirements on your participation in Plans, on the Deferred Stock Units and on any shares of Stock issued under the Equity and Incentive Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Deferred Stock Units. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Award Terms or the Equity and Incentive Plan.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Deferred Stock Unit grant materials by and among the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plans.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Deferred Stock Units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plans (“Data”).

You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plans. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Corporate Secretary. You authorize the Company, its Subsidiaries and Affiliates, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plans to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plans. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plans. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing the Company’s Corporate Secretary. Further, you understand that you are providing the consent herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your status or service and career with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Deferred Stock Units or other awards or administer or maintain such awards (i.e., the award would be null and void). Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plans.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company’s Corporate Secretary.

Nature of Grant	By participating in the Plans, you acknowledge, understand and agree that:

(a)the Plans are established voluntarily by the Company, they are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plans; (b) the grant of the Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Deferred Stock Units, even if Deferred Stock Units have been granted in the past; (c) all decisions with respect to future grants of Deferred Stock Units, if any, will be at the sole discretion of the Company; (d) you are voluntarily participating in the Plans; (e) the Deferred Stock Units are not intended to replace any pension rights or compensation; (f) unless otherwise agreed with the Company, the Deferred Stock Units and the shares of Stock subject to the Deferred Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate; (g) the Deferred Stock Units and the income and value of same are not part of normal or expected compensation for any purpose including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty; (i) for purposes of the Deferred Stock Units, your service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you reside or provide services, and the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Deferred Stock Units (including whether you may still be considered to be providing services while on an approved leave of absence); (j) unless otherwise provided in the Plans or by the Company in its discretion, the Deferred Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Deferred Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and (k) neither the Company, nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Deferred Stock Units or of any amount due to you pursuant to the settlement of the Deferred Stock Units or the subsequent sale of any shares of Stock acquired upon settlement.

No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plans before taking any action related to the Plans.

Venue

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Deferred Stock Units or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

Language

If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plans by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plans through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Insider Trading/Market Abuse Laws

You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Deferred Stock Units) under the Plans during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Foreign Asset/ Account Reporting Requirements

Your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Stock under the Plans or cash received from participating in the Plans (including from any sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plans to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should consult your personal legal advisor for any details.

APPENDIX B

COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Deferred Stock Units granted to you under the Plans if you reside in one of the countries listed herein. These terms and conditions are in addition to, or if so indicated, in place of the terms and conditions set forth in the Award Terms or Appendix A.

You should be aware that local exchange control laws may apply to you as a result of your participation in the Plans. By accepting the Deferred Stock Units, you agree to comply with applicable exchange control laws associated with your participation in the Plans.  If you have any questions regarding your responsibilities in this regard, you agree to seek advice from your personal legal advisor, at your own cost, and further agree that neither the Company nor any Subsidiary or Affiliate will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

If you are a citizen or resident of a country other than the one in which you are currently working or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

CANADA

Deferred Stock Units Settled in Shares Only.  Notwithstanding any discretion contained in Section 6(b)(iii) of the Equity and Incentive Plan, or any provision in this Agreement to the contrary, Deferred Stock Units granted to you in Canada will be settled in shares of Stock only.

Securities Law Information.  You are permitted to sell shares of Stock acquired under the Award through a broker acceptable to the Company, provided the resale of shares of Stock acquired under the Award takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed.  The shares of Stock are currently listed on the New York Stock Exchange.

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